CHAR1\1841012v6 CREDIT AGREEMENT BETWEEN TEJON RANCHCORP (“BORROWER”) AND BANK OF AMERICA, N.A. (“BANK”) DATED AS OF JUNE 29, 2022

TABLE OF CONTENTS

SECTION		PAGE
1.	DEFINITIONS	1
2.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS	1
2.1	Line of Credit Amount.	1
2.2	Availability Period.	2
2.3	Repayment Terms.	2
2.4	Interest Rate.	2
2.5	Optional Interest Rates.	3
2.6	Letters of Credit.	3
3.	FACILITY NO. 2: VARIABLE RATE TERM LOAN AMOUNT AND TERMS	4
3.1	Loan Amount.	4
3.2	Availability Period.	4
3.3	Repayment Terms.	4
3.4	Interest Rate.	4
3.5	Interest Rate Swap Commitment.	5
4.	OPTIONAL INTEREST RATES	5
4.1	Optional Rates.	5
4.2	Term SOFR.	5
5.	COLLATERAL	7
5.1	Personal Property.	7
5.2	Real Property.	7
6.	LOAN ADMINISTRATION AND FEES	8
6.1	Fees.	8
6.2	Collection of Payments; Payments Generally.	8
6.3	Borrower's Instructions.	8
6.4	Direct Debit.	8
6.5	Banking Days.	8
6.6	Additional Costs.	9
6.7	Interest Calculation.	9
6.8	Default Rate.	9
6.9	Successor Rate.	9
7.	CONDITIONS	10
7.1	Authorizations.	10
7.2	Governing Documents.	10
7.3	KYC Information.	10
7.4	Security Agreement.	10
7.5	Perfection and Evidence of Priority.	10
7.6	Payment of Fees.	10
7.7	Repayment of Other Credit Agreement.	10
7.8	Good Standing.	10
7.9	Legal Opinion.	11
7.10	Insurance.	11
7.11	Environmental Information.	11
7.12	Security Instrument.	11
7.13	Title Insurance.	11
7.14	Tenant Agreements.	11

i

CHAR1\1841012v6

ii CHAR1\1841012v6 8. REPRESENTATIONS AND WARRANTIES .................................................................................. 11 8.1 Formation. .............................................................................................. 11 8.2 Authorization. ......................................................................................... 11 8.3 Beneficial Ownership Certification. ......................................................... 12 8.4 Good Standing. ...................................................................................... 12 8.5 Government Sanctions. .......................................................................... 12 8.6 Financial Information. ............................................................................. 12 8.7 Lawsuits. ................................................................................................ 12 8.8 Other Obligations. .................................................................................. 12 8.9 Tax Matters. ........................................................................................... 12 8.10 PACE Financing. .................................................................................... 12 8.11 Collateral. ............................................................................................... 13 8.12 No Event of Default. ............................................................................... 13 8.13 Location of the Borrower. ....................................................................... 13 8.14 ERISA Plans. ........................................................................................ 13 8.15 No Plan Assets. ...................................................................................... 13 8.16 Enforceable Agreement. ......................................................................... 13 8.17 No Conflicts. ........................................................................................... 14 8.18 Permits, Franchises. ............................................................................... 14 8.19 Insurance. .............................................................................................. 14 8.20 Flood Zone. ............................................................................................ 14 8.21 Sufficient Water. ..................................................................................... 14 8.22 Environmental Matters. ........................................................................... 14 9. COVENANTS ................................................................................................................................. 14 9.1 Use of Proceeds. .................................................................................... 14 9.2 Financial Information. ............................................................................. 15 9.3 Debt Service Coverage Ratio. ................................................................ 16 9.4 Out of Debt Period. ................................................................................. 16 9.5 Debt to Worth Ratio. ............................................................................... 16 9.6 Capital Expenditures. ............................................................................. 17 9.7 Dividends and Distributions. ................................................................... 17 9.8 Bank as Principal Depository. ................................................................. 17 9.9 Other Debts. ........................................................................................... 17 9.10 Other Liens. ............................................................................................ 18 9.11 Maintenance of Assets. .......................................................................... 18 9.12 Investments. ........................................................................................... 18 9.13 Loans. .................................................................................................... 19 9.14 Change of Ownership. ............................................................................ 19 9.15 Additional Negative Covenants. .............................................................. 20 9.16 Notices to Bank. ..................................................................................... 20 9.17 Insurance. .............................................................................................. 20 9.18 Compliance with Laws. ........................................................................... 21 9.19 Books and Records. ............................................................................... 21 9.20 Audits. .................................................................................................... 21 9.21 Perfection of Liens. ................................................................................. 21 9.22 Cooperation. ........................................................................................... 21 9.23 Patriot Act; Beneficial Ownership Regulation. ......................................... 21 9.24 Flood and Other Insurance. .................................................................... 21 9.25 Inspections and Appraisals of Real Property. ......................................... 22 9.26 Indemnity Regarding Use of Real Property. ............................................ 22

iii CHAR1\1841012v6 9.27 Hedging. ................................................................................................. 22 9.28 Evidence of Water Availability. ............................................................... 22 9.29 Appraisals. ............................................................................................. 22 9.30 Lien Rights. ............................................................................................ 22 9.31 Compliance with Environmental Requirements....................................... 22 9.32 Further Assurances. ............................................................................... 22 10. HAZARDOUS SUBSTANCES ....................................................................................................... 23 10.1 Indemnity Regarding Hazardous Substances. ........................................ 23 10.2 Representation and Warranty Regarding Hazardous Substances. ......... 23 10.3 Compliance Regarding Hazardous Substances. ..................................... 23 10.4 Notices Regarding Hazardous Substances. ........................................... 24 10.5 Site Visits, Observations and Testing. .................................................... 24 10.6 Unsecured Obligation. ............................................................................ 24 10.7 Definition of Hazardous Substances. ...................................................... 24 11. DEFAULT AND REMEDIES .......................................................................................................... 24 11.1 Failure to Pay. ........................................................................................ 25 11.2 Other Bank Agreements. ........................................................................ 25 11.3 Cross-default. ......................................................................................... 25 11.4 False Information. ................................................................................... 25 11.5 Bankruptcy/Receivers. ............................................................................ 25 11.6 Lien Priority. ........................................................................................... 25 11.7 Judgments. ............................................................................................. 25 11.8 Material Adverse Change. ...................................................................... 26 11.9 Government Action. ................................................................................ 26 11.10 ERISA Plans. ......................................................................................... 26 11.11 Covenants. ............................................................................................. 26 11.12 Forfeiture. ............................................................................................... 26 11.13 PEF Lease. ............................................................................................ 26 11.14 Conservation Easement. ........................................................................ 26 11.15 Water Quality/Amount. ........................................................................... 26 12. ENFORCING THIS AGREEMENT; MISCELLANEOUS ................................................................ 27 12.1 GAAP. .................................................................................................... 27 12.2 Governing Law. ...................................................................................... 27 12.3 Venue and Jurisdiction. .......................................................................... 27 12.4 Successors and Assigns. ....................................................................... 27 12.5 Dispute Resolution Provision. ................................................................. 27 12.6 Severability; Waivers. ............................................................................. 31 12.7 Expenses. .............................................................................................. 32 12.8 Set-Off. ................................................................................................... 32 12.9 One Agreement. ..................................................................................... 32 12.10 Notices. .................................................................................................. 33 12.11 Headings. ............................................................................................... 33 12.12 Borrower Information; Reporting to Credit Bureaus. ............................... 33 12.13 Customary Advertising Material. ............................................................. 33 12.14 Acknowledgement Regarding Any Supported QFCs. ............................. 33 12.15 Amendments. ......................................................................................... 34 12.16 Electronic Records and Signatures. ........................................................ 34 12.17 Conversion to Paper Original. ................................................................. 35 12.18 Price Forecasts. ..................................................................................... 35

iv CHAR1\1841012v6 12.19 No Future Commitment. ......................................................................... 35 12.20 Review of Budgets. ................................................................................ 36 Signature Page .............................................................................................................. 37 California Waiver of Prepayment Right .......................................................................... 37 USA Patriot Act Notice. ................................................................................................. 38 ANNEX A 40

1 CHAR1\1841012v6 CREDIT AGREEMENT This Agreement dated as of June 29, 2022, is between Bank of America, N.A. (the "Bank") and Tejon Ranchcorp (the "Borrower"). 1. DEFINITIONS In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement: 1.1 “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation. 1.2 “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. 1.3 “Environmental Agreement” means, as applicable, the Indemnity Regarding Hazardous Substances section hereof or the environmental indemnity agreement of even date herewith by and between the Borrower and the Bank pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified. The Environmental Agreement is unsecured. 1.4 “Event of Default” has the meaning specified in Section 11. 1.5 “Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, and (c) the National Flood Insurance Reform Act of 1994, and any regulations promulgated pursuant thereto, each as amended and together with any successor law of such type. 1.6 “Land” means the land described in and encumbered by the Mortgage. 1.7 “Loan Document” has the meaning specified in Section 12.14. 1.8 “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the Borrower’s business condition (financial or otherwise), operations or properties; or (b) a material adverse change in, or a material adverse effect upon the ability of the Borrower to repay its obligations as contemplated by this Agreement or under any document executed in connection with this Agreement. 1.9 “Mortgage” means the deed of trust or mortgage of even date herewith given by the Borrower to the Bank to secure the obligations hereunder, except for obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified. 1.10 “PEF Lease” means that certain ground lease, entered into as of July 19, 2001, between the Borrower and Pastoria Energy Facility L.L.C., as amended. 2. FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS 2.1 Line of Credit Amount.

2 CHAR1\1841012v6 (a) During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (the "Facility No. 1 Commitment") is Forty-Five Million Dollars ($45,000,000). (b) This is a revolving line of credit. During the availability period the Borrower may from time to time borrow, partially or wholly prepay principal amounts and reborrow them. (c) The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. 2.2 Availability Period. The Line of Credit is available between the date of this Agreement and June 29, 2027, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date"). 2.3 Repayment Terms. (a) The Borrower will pay interest on August 5, 2022, and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility. The amount of each interest payment shall be the amount of accrued interest on the Line of Credit as of the interest payment date or such earlier accrual date as indicated on the billing statement for such interest payment. (b) The Borrower will repay in full all principal, interest or other charges outstanding under this Agreement no later than the Facility No. 1 Expiration Date. (c) The Borrower may prepay the Line of Credit in full or in part at any time without penalty or premium, except as provided in Sections 4.2(f) and 4.2(g). The prepayment will be applied to the most remote payment of principal due under this Agreement. 2.4 Interest Rate. (a) The interest rate is a rate per year equal to Daily SOFR plus 1.37 percentage point(s). (b) Daily SOFR is a fluctuating rate of interest which can change on each banking day. “Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. At any time Daily SOFR is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. For purposes of this paragraph only: (i) “SOFR” means, for each day any Daily SOFR Portion is outstanding, the Secured Overnight Financing Rate published on such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto. (ii) “SOFR Adjustment” means with respect to Daily SOFR, 0.10% per annum. (iii) “SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time.

3 CHAR1\1841012v6 (iv) “U.S. Government Securities Business Day” means any banking day, except any banking day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable. 2.5 Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods elected by the Borrower and agreed to by the Bank. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available: (a) Term SOFR plus 1.37 percentage point(s). 2.6 Letters of Credit. (a) As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue standby letters of credit for the account of the Borrower (each a "Letter of Credit," and collectively "Letters of Credit"); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000). The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed two years; provided however, that in Bank’s sole discretion, such Letter of Credit may be extended to have an expiration date up to 365 days beyond the Facility No. 1 Expiration Date. Standby letters of credit may include a provision providing that their expiry date will automatically be extended each year for an additional period not to exceed two years unless the Bank delivers written notice to the contrary provided, however, that each letter of credit must include a final expiry date which will not be subject to automatic extension. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Facility No. 1 Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect. (b) The Borrower shall pay the Bank a non-refundable fee equal to 1.37% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is an Event of Default on such date, at the Bank's option, the amount of the fee shall be increased

4 CHAR1\1841012v6 to 4.0% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower. 3. FACILITY NO. 2: VARIABLE RATE TERM LOAN AMOUNT AND TERMS 3.1 Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of Forty-Nine Million Eighty Thousand and 0/100 Dollars ($49,080,000) (the "Facility No. 2 Commitment"). 3.2 Availability Period. The loan is available in one disbursement from the Bank on the date of this Agreement. 3.3 Repayment Terms. (a) The Borrower will pay interest on August 5, 2022, and then on the same day of each month thereafter until payment in full of all principal outstanding under this facility. (b) The Borrower will repay principal in installments on the dates and in the amounts stated on the attached Exhibit A. On June 29, 2032 the Borrower will repay the remaining principal balance plus all interest then due. (c) The Borrower may prepay the loan in full or in part at any time without penalty or premium except, as provided in Sections 4.2(f) and 4.2(g). The prepayment will be applied to the most remote payment of principal due under this Agreement. 3.4 Interest Rate. (a) The interest rate is a rate per year equal to Daily SOFR plus 1.55 percentage point(s). (b) Daily SOFR is a fluctuating rate of interest which can change on each banking day. “Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. At any time Daily SOFR is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. For purposes of this paragraph only: (i) “SOFR” means, for each day any Daily SOFR Portion is outstanding, the Secured Overnight Financing Rate published on such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto. (ii) “SOFR Adjustment” means with respect to Daily SOFR, 0.10% per annum. (iii) “SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time. (iv) “U.S. Government Securities Business Day” means any banking day, except any banking day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business

5 CHAR1\1841012v6 because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable. 3.5 Interest Rate Swap Commitment. (a) On or before June 29, 2022, the Bank will, upon the written request of the Borrower, enter into an interest rate swap in connection with the loan (the "Swap") with the Borrower for a notional amount not to exceed the principal amount of the loan for a term not to end later than the maturity date of the loan. Pursuant to a Swap entered into in accordance with this Paragraph: (i) the Bank will agree to pay to the Borrower a floating rate of interest which will be determined at the time of execution of the Swap (but which floating rate shall not exceed the floating rate payable by the Borrower on the loan) and (ii) the Borrower will agree to pay to the Bank a fixed rate determined by the Bank in its sole discretion at the time of execution of the Swap. (b) The Bank shall not be obligated to enter into a Swap with the Borrower unless, at or prior to execution of the Swap, the Bank shall have received the following, each of which must be in form and substance satisfactory to the Bank: (i) a Master Agreement in the form published by the International Swap and Derivatives Association, Inc., and related Schedule, duly executed by the Borrower; (ii) a confirmation under the foregoing; (iii) such other documents, agreements and instruments as the Bank may require to evidence satisfaction of conditions contained in any of the foregoing. 4. OPTIONAL INTEREST RATES 4.1 Optional Rates. Each optional interest rate is a rate per year. No Portion will be converted to a different interest rate during the applicable interest period. No more than ten (10) Portions may be outstanding at any one time. Upon the occurrence and during the continuance of an Event of Default, the Bank may terminate the availability of optional interest rates for interest periods commencing after the occurrence and during the continuance of the Event of Default. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled "Interest Rate" above, unless the Borrower has designated another optional interest rate for the Portion. With respect to any amount bearing interest at an optional interest rate, the applicable interest must be paid at the end of the applicable interest period; provided, however, that if any applicable interest period exceeds three (3) months, the applicable interest must be paid at the end of the third month of such interest period as well as at the end of the applicable interest period; provided further that no interest period shall expire later than the Facility No. 1 Expiration Date or, if applicable, maturity date of the loan. 4.2 Term SOFR. The election of Term SOFR shall be subject to the following terms and requirements: (a) The interest period during which Term SOFR will be in effect will be one or three months. The first day of the interest period must be a banking day. (b) Each Term SOFR Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

6 CHAR1\1841012v6 (c) “Term SOFR” means, for any applicable interest period, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such interest period with a term equivalent to such interest period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such interest period. If at any time Term SOFR is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. For purposes of this paragraph only (i) “CME” means CME Group Benchmark Administration Limited. (ii) “SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator). (iii) “SOFR Adjustment” with respect to Term SOFR means 0.10% for an interest period with a duration of one-month, and 0.20% for an interest period with a duration of three-months. (iv) “Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Bank) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time). (v) “U.S. Government Securities Business Day” means any banking day, except any banking day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable. (d) The Borrower shall irrevocably request a Term SOFR Portion no later than 12:00 noon Pacific time on the banking day two banking days before Term SOFR takes effect for such Term SOFR Portion. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least two days before Term SOFR takes effect. (e) The Bank will have no obligation to accept an election for a Term SOFR Portion if any of the following described events has occurred and is continuing: (i) Term SOFR does not accurately reflect the cost of a Term SOFR Portion; or (ii) adequate and reasonable means do not exist for determining Term SOFR for any requested interest period. (f) Each prepayment of a Term SOFR Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. (g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have

7 CHAR1\1841012v6 funded such Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded. 5. COLLATERAL 5.1 Personal Property. The personal property of the Borrower listed below now owned or owned in the future will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in security agreement(s) executed by the Borrower, and generally includes the following: (a) unless such property is not used in connection with or does not arise from the Borrower’s farming operations on the real property located in the County of Kern, State of California, listed on Annex A hereto: (i) Equipment and fixtures, (ii) Inventory, (iii) Receivables, (iv) General intangibles, (v) Crops and farm products and (vi) Water and water rights, and (b) Time deposits with the Bank. 5.2 Real Property. (a) The Borrower's obligations to the Bank under this Agreement will be secured by a lien covering the owned real property located in Kern County, California and listed on Annex A hereto. (b) The deed of trust covering the real property contains the following provision that, under certain conditions, gives the Bank the right to declare the loan immediately due and payable: (i) "Accelerating Transfer" means any sale, contract to sell, conveyance, encumbrance, or other transfer, whether voluntary, involuntary, by operation of law or otherwise, of all or any material part of the Property or any interest in it, including any transfer or exercise of any right to drill for or to extract any water (other than for Borrower’s own use). (ii) Trustor agrees that Trustor shall not make any Accelerating Transfer, unless the transfer is preceded by Beneficiary's express written consent to the particular transaction and transferee. Beneficiary may withhold such consent in its sole discretion. If any Accelerating Transfer occurs, Beneficiary in its sole discretion may declare all of the Secured Obligations to be immediately due and payable, and Beneficiary and Trustee may invoke any rights and remedies provided by Paragraph 6.3 of this Deed of Trust. (c) The Bank may require an appraisal or inspections for infestation, environmental hazards, ground stability or other matters relating to the condition of the real property, as required elsewhere in this Agreement or as separately communicated to the Borrower. The Bank's decisions on whether to approve or deny the Borrower's request for credit, or to require or not require appraisals or inspections, should not be relied upon by the Borrower or any other party to determine the fair market value of the property or the condition of the property. The Bank

8 CHAR1\1841012v6 assumes no liability for the accuracy of any appraisal or inspection and makes no warranty of any kind about the condition or value of the property. The Borrower and any other party should consult with appropriate professionals for an assessment of the value and condition of the property. (d) Release Provision. So long (i) as there is no event which is, or with notice or lapse of time or both would be, an Event of Default and (ii) there has been no material adverse change to remaining collateral securing this Agreement, as determined by the Bank, upon written request from the Borrower stating that the Borrower will be using the affected parcels for water recharge or water banking operations, the Bank shall (at the Borrower’s expense) release the following real estate parcels from the Bank’s collateral securing this Agreement to the extent affected by such usage: 241-390-02, 241-390-03, 241-390-04, 241-390-05 and/or 241-390-06. 6. LOAN ADMINISTRATION AND FEES 6.1 Fees. The Borrower will pay to the Bank the fees set forth on Schedule A. 6.2 Collection of Payments; Payments Generally. (a) Regularly scheduled interest and principal payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For regularly scheduled interest and principal payments not made by direct debit and for all other payments, such payments will be made by such other method as may be permitted by the Bank. (b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank. (c) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. 6.3 Borrower’s Instructions. Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank. 6.4 Direct Debit. The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number 1453940417 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower. 6.5 Banking Days.

9 CHAR1\1841012v6 Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. 6.6 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following: (a) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and (b) any capital requirements relating to the Bank's assets and commitments for credit. “Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued. Payments by the Borrower pursuant to this Section shall be made within ten (10) business days from the date the Bank makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. 6.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. 6.8 Default Rate. Upon the occurrence and during the continuance of any Event of Default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default. 6.9 Successor Rate. If at any time an interest rate index provided for in this Agreement (a “Reference Rate”) is not available at such time for any reason, then the Bank may replace such Reference Rate with an alternate interest rate index and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate index and adjustment (any such successor interest rate index, as adjusted, the “Successor Rate”). In connection with the implementation of any Successor Rate, the Bank will have the right, from time to time, in good faith to make any conforming,

10 CHAR1\1841012v6 technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to the Borrower without any further action or consent of the other parties hereto. If at any time any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. 7. CONDITIONS Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below. 7.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized. 7.2 Governing Documents. A copy of the Borrower's organizational documents. 7.3 KYC Information. (a) Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act. (b) If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested. 7.4 Security Agreement. Signed original security agreement covering the personal property collateral which the Bank requires. 7.5 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing. 7.6 Payment of Fees. Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds. 7.7 Repayment of Other Credit Agreement. Evidence that the existing Amended and Restated Credit Agreement with Wells Fargo Bank, National Association has been or will be repaid and cancelled on or before the first disbursement under this Agreement. 7.8 Good Standing.

11 CHAR1\1841012v6 Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business. 7.9 Legal Opinion. A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank. 7.10 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement. 7.11 Environmental Information. An environmental site assessment prepared by a qualified third party consultant approved by the Bank concerning any potential toxic or hazardous condition with respect to the real property collateral, together with a certification signed by the Borrower regarding the environmental information provided to the Bank. A completed Agricultural Real Estate Environmental Disclosure concerning any potential toxic or hazardous condition with respect to the real property collateral, signed by the Borrower, together with a certification signed by the appraiser regarding the environmental information provided to the Bank. 7.12 Security Instrument. Signed and acknowledged original deed of trust or mortgage, as required by the Bank, encumbering the real property collateral. 7.13 Title Insurance. An ALTA lender's title insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for an amount acceptable to the Bank, insuring the Bank's interest in the real property collateral, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require. 7.14 Tenant Agreements. A Subordination, Nondisturbance and Attornment Agreement from Pastoria Energy Facility L.L.C., tenant under the PEF Lease. 8. REPRESENTATIONS AND WARRANTIES When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request: 8.1 Formation. The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized. 8.2 Authorization. This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

12 CHAR1\1841012v6 8.3 Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects. 8.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes. 8.5 Government Sanctions. (a) The Borrower represents that neither the Borrower nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower located, organized or resident in a country or territory that is the subject of Sanctions. (b) The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. 8.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge in all material respects of the Borrower's financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower. If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust. 8.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending, or to the Borrower’s knowledge, threatened against the Borrower which, if lost, would have a Material Adverse Effect. 8.8 Other Obligations. The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement. 8.9 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement. 8.10 PACE Financing.

13 CHAR1\1841012v6 The Borrower has not entered into any Property Assessed Clean Energy (“PACE”) or similar energy efficiency or renewable energy financing and has no knowledge of any pending assessments or adjustments in connection therewith. 8.11 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing. 8.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an Event of Default. 8.13 Location of the Borrower. The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement. 8.14 ERISA Plans. (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a Material Adverse Effect. (b) With respect to any Plan subject to Title IV of ERISA: (i) No reportable event has occurred under Section 4043(c) of ERISA which requires notice. (ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA. (c) The following terms have the meanings indicated for purposes of this Agreement: (i) "Code" means the Internal Revenue Code of 1986, as amended. (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code. (iv) "Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. 8.15 No Plan Assets. The Borrower represents that, as of the date hereof and throughout the term of this Agreement, Borrower is not (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA. 8.16 Enforceable Agreement.

14 CHAR1\1841012v6 This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable. 8.17 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound. 8.18 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where the failure to possess any such item could not reasonably be expected to have a Material Adverse Effect. 8.19 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement. 8.20 Flood Zone. None of the Improvements are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, the Borrower has obtained the insurance prescribed herein. For the purposes of this paragraph, “Improvements” means all on-site and off-site improvements to the Land for a structure located on the Land, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Land and/or in such improvements. 8.21 Sufficient Water. As of the date of this Agreement, to the Borrower’s knowledge, sufficient water is available and is projected to be available, from verifiable surface and ground water sources, to conduct operations materially similar to prior years' operations as evidenced by information provided by the Borrower to the Bank. 8.22 Environmental Matters. To the Borrower’s knowledge, the Borrower (a) is not in material violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is not the subject of any claim, proceeding, or written communication regarding hazardous substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. 9. COVENANTS The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall: 9.1 Use of Proceeds. Use the proceeds of the credit extended under this Agreement only for business purposes.

15 CHAR1\1841012v6 The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose. 9.2 Financial Information. Provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, if an Event of Default shall have occurred and be continuing, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement. (a) Within 75 days of the fiscal year end, the annual financial statements of the Tejon Ranch Co. (the “Parent Company”), certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant (“CPA”) acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis. (b) Within 40 days after each period's end (excluding the last period in each fiscal year), quarterly financial statements of the Parent Company, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis. (c) [Reserved]. (d) Concurrently with the financial statements delivered under clauses (a) and (b) above, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default or any event or condition which, with the giving of notice or lapse of time or both, would be an Event of Default, under this Agreement and, if any such default or Event of Default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto. The compliance certificate for each period shall cover the financial statements for such period. (e) The budget of the Parent Company, including with respect to budgeted capital expenditures, in form and content acceptable to the Bank, within 45 days after the end of each fiscal year, together with a report as to budget variances from the prior fiscal year (for avoidance of doubt, the amount of budgeted capital expenditures must be satisfactory to the Bank). (f) The farming budget of the Borrower, in form and content acceptable to the Bank, within 45 days after the end of each fiscal year. (g) Promptly upon the Bank’s request, a certificate of the Borrower stating that, to the Borrower’s knowledge, the amount of water available and projected to be available is sufficient to conduct operation as described in the Borrower’s most recent budget.

16 CHAR1\1841012v6 (h) Promptly upon receipt, copies of all notices, orders, or other written communications regarding (i) any enforcement action by any governmental authority relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's property, activities, or operations, or (ii) any claim against the Borrower regarding hazardous substances. (i) Promptly upon receipt, copies of all amendments of the PEF Lease and all material notices received in connection with the PEF Lease or the real property subject thereto. (j) The annual operating statement and/or rent roll on the real property subject to the PEF Lease, in form and substance satisfactory to the Bank, within 90 days after the end of each fiscal year. (k) Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Bank may request. 9.3 Debt Service Coverage Ratio. Maintain on a consolidated basis a Debt Service Coverage Ratio of at least 1.25:1.0. "Debt Service Coverage Ratio" means the ratio of Adjusted EBITDA to the sum of the current portion of long-term debt and the current portion of finance lease obligations, plus interest expense (including capitalized interest) during the applicable period. "Adjusted EBITDA" means net income, (i) less income or plus loss from discontinued operations (including unusual and infrequent items, agreed to at the sole discretion of the Bank), (ii) plus income taxes, (iii) plus interest expense, (iv) plus depreciation, depletion, and amortization, (v) plus securities amortization, (vi) plus non-cash stock compensation expense, (vii) plus non-cash losses (or less non-cash gains) on dispositions of assets outside of the ordinary course of business (including contributions of assets to joint ventures), (viii) less cash payments or investments made to joint ventures, (ix) less the Borrower’s equity in joint venture income (except to the extent distributed to the Borrower in cash), (x) plus cash distributions from joint ventures to the Borrower during the applicable period in excess of the Borrower’s equity interest in joint venture income for the applicable period, (xi) less minority interests. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period. 9.4 Out of Debt Period. Reduce the amount of advances outstanding under Facility No. 1 to not more than Zero Dollars ($0) for a period of at least thirty (30) consecutive days in each Line-Year. "Line-Year" means the period between the date of this Agreement and December 31, 2022, and each subsequent one-year period thereafter commencing on January 1st and ending on December 31st. For purposes of this paragraph, “Advances” does not include undrawn amounts of outstanding letters of credit. 9.5 Debt to Worth Ratio. Maintain on a consolidated basis a ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding 0.75:1.0. "Total Liabilities" means the sum of current liabilities plus long-term liabilities. “Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

17 CHAR1\1841012v6 “Tangible Net Worth" means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities. 9.6 Capital Expenditures. Not make capital expenditures in fixed assets in any single fiscal year on a consolidated basis to the extent such expenditure would cause the aggregate amount of all such expenditures during such fiscal year to exceed 130% of the amount budgeted therefore in the Parent Company’s annual budget for such fiscal year, acceptable to the Bank, delivered pursuant to Section 9.2(e). 9.7 Dividends and Distributions. Not declare or pay any dividends, redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners, except: (a) dividends payable in capital stock; and (b) other dividends or distributions, or redemptions or repurchases of stock, so long as no Event of Default exists or would result therefrom and after giving effect thereto on a pro forma basis, the Borrower would be in compliance with Section 9.5. 9.8 Bank as Principal Depository. Maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts. 9.9 Other Debts. Not have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit: (a) Acquiring goods, supplies, or merchandise on normal trade credit. (b) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank. (c) Construction-related guarantees in the ordinary course of business in respect to the Borrower’s joint ventures (including Majestic Realty). (d) Additional debts and lease obligations incurred for the financing of real property improvements; provided that at least 20 days prior to incurring any such debt or obligations, the Borrower shall provide notice to the Bank thereof with supporting information describing the applicable project and demonstrating that the Borrower has (or will have) adequate financing to complete and, if applicable, lease such project (such supporting information to be reasonably satisfactory to the Bank). (e) Indebtedness and liabilities incurred after the date hereof provided the amount of such indebtedness and liabilities does not at any time exceed Five Million Dollars ($5,000,000) in the aggregate.

18 CHAR1\1841012v6 9.10 Other Liens. Not create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns without the Bank's written consent. This does not prohibit: (a) Liens and security interests in favor of the Bank or any affiliate of the Bank. (b) Liens for taxes and assessments not yet due. (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank. (d) Liens securing debt and obligations incurred pursuant to Section 9.9(d). (e) Carriers’ warehousemen’s, mechanics’, materialmen’s, suppliers, tax, assessment, governmental and other like liens and charges, in all cases, arising in the ordinary course of business, securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not overdue. (f) Security interests and liens not otherwise permitted hereunder on assets other than any collateral required hereunder securing indebtedness or other obligations in an aggregate principal amount not exceeding Five Million Dollars ($5,000,000) at any time outstanding. (g) Liens arising in the ordinary course of business in connection with worker’s compensation, unemployment insurance and appeal and release bonds. 9.11 Maintenance of Assets. (a) Not sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or assets except (i) inventory sold in the ordinary course of the Borrower’s business and (ii) transfers or contributions of real estate to joint ventures in a manner consistent with past practices. (b) Not sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so. (c) Not enter into any sale and leaseback agreement covering any of its fixed assets. (d) Maintain and preserve all rights, privileges, and franchises necessary to enable it to conduct the business in which it is now engaged. (e) Make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition. (f) Execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement. 9.12 Investments. Not have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for: (a) Existing investments disclosed to the Bank in writing prior to the date of this Agreement. (b) Investments in any of the following: (i) certificates of deposit;

19 CHAR1\1841012v6 (ii) U.S. treasury bills and other obligations of the federal government; (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission. (c) Investments in joint ventures established for real estate purposes so long as no Event of Default exists or would result therefrom and after giving effect thereto on a pro forma basis, the Borrower would be in compliance with Sections 9.3 and 9.5. For purposes of clarification, this Section 9.12 shall not prohibit stock repurchases made pursuant to stock repurchases under customary employee compensation plans. 9.13 Loans. Not make any loans, advances or other extensions of credit to any individual or entity, except for: (a) Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement. (b) Extensions of credit to the Borrower’s current subsidiaries or affiliates. (c) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities. (d) Extensions of credit permitted by Section 9.12(c). 9.14 Change of Ownership. Not cause, permit or suffer any change in capital ownership such that: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority of the equity securities of Tejon Ranch Co. entitled to vote for members of the board of directors or equivalent governing body of Tejon Ranch Co. on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or (b) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of Tejon Ranch Co. cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) Tejon Ranch Co. ceases to own and control all of the outstanding capital stock or other equity interests of the Borrower.

20 CHAR1\1841012v6 9.15 Additional Negative Covenants. Not, without the Bank's written consent: (a) Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company other than as permitted by Section 9.12(c). (b) Acquire or purchase a business or its assets other than as permitted by Section 9.12(c). (c) Engage in any business activities substantially different from the Borrower's present business. (d) Liquidate or dissolve the Borrower’s business. (e) Apply for or accept any PACE or similar energy efficiency or renewable energy financing. (f) Adopt a plan of division or divide itself into two or more business entities (pursuant to a “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or a similar arrangement under any other applicable state statute). (g) Voluntarily suspend its business. (h) Sell or otherwise transfer or enter into any agreement to sell or transfer water rights or contracts (as opposed to the sale of water). (i) Knowingly produce, either by breeding, grafting, implanting, cloning, or otherwise, any farm product in violation of any patent, trademark, or copyright, or knowingly sell any such farm product. 9.16 Notices to Bank. Promptly notify the Bank in writing of: (a) Any Event of Default, or any event which, with notice or lapse of time or both, would constitute an Event of Default. (b) Any change in Borrower’s name, legal structure, state of registration, place of business, or chief executive office if the Borrower has more than one place of business. (c) Any reduction in or impairment of the Borrower's supply or projected supply of water. (d) The receipt of any notice or written communication regarding (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's property, activities, or operations or (ii) any belief or suspicion of the Borrower that hazardous substances exist on or under the Borrower's real property. 9.17 Insurance. (a) General Business Insurance. Maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall include a cancellation clause in favor of the Bank.

21 CHAR1\1841012v6 (b) Insurance Covering Collateral. Maintain all risk property damage insurance policies against loss or damage of the kinds customarily insured against by entities engaged in the same or similar business covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. (c) Evidence of Insurance. Upon the request of the Bank, deliver to the Bank a certificate of insurance listing all insurance in force. 9.18 Compliance with Laws. Comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in the Borrower’s business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of the Borrower. 9.19 Books and Records. Maintain adequate books and records, including complete and accurate records regarding all Collateral. 9.20 Audits. Upon reasonable notice, allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records during normal business hours. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. 9.21 Perfection of Liens. Help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens. 9.22 Cooperation. Take any action reasonably requested by the Bank to carry out the intent of this Agreement. 9.23 Patriot Act; Beneficial Ownership Regulation. Promptly following any request therefor, provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation. 9.24 Flood and Other Insurance. If at any time any portion of any structure on the Property is insurable against casualty by flood and is located in a Special Flood Hazard Area under the Flood Insurance Laws, as amended, maintain a flood insurance policy on the structure and the personal property owned by the Borrower located within the structure and acting as collateral under this Agreement, in form and amount acceptable to the Bank but in no amount less than the amount sufficient to meet the requirements of the Flood Insurance Laws as such

22 CHAR1\1841012v6 requirements may from time to time be in effect. In addition, the Borrower shall maintain such other insurance as the Bank may require to comply with the Bank’s regular requirements and practices in similar transactions. For the purposes of this paragraph, “Property” means the real and personal property conveyed and encumbered by the Mortgage. 9.25 Inspections and Appraisals of Real Property. Upon reasonable notice, allow the Bank and its agents to visit the real property collateral during normal business hours for the purpose of inspecting the real property and conducting appraisals, and deliver to the Bank any financial or other information concerning the real property as the Bank may request. 9.26 Indemnity Regarding Use of Real Property. Indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank's counsel) arising out of or resulting from the construction of any improvements on the real property collateral, or the ownership, operation, or use of the real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The Borrower's obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property collateral or any part of it by foreclosure or any other means. 9.27 Hedging. Not enter into any hedging contracts for speculative purposes. 9.28 Evidence of Water Availability. At such times as the Bank may request, deliver to the Bank a certificate of the Borrower stating that, to the Borrower’s knowledge, the amount of water available and projected to be available is sufficient to conduct operations as described in the Borrower's most recent budget(s). 9.29 Appraisals. Allow the Bank to appraise the Borrower’s growing crops and inventory at such intervals as the Bank may reasonably require. 9.30 Lien Rights. Not waive any of the Borrower's lien rights with respect to the Borrower’s crops or other farm products. 9.31 Compliance with Environmental Requirements. With regard to the Borrower's property, activities, or operations, comply in all material respects with the orders or directions issued by any governmental authority relating to health, safety, the environment, or any hazardous substances including those orders or directives requiring the investigation, clean-up, or removal of hazardous substances, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. 9.32 Further Assurances.

23 CHAR1\1841012v6 At any time upon request of the Bank, promptly execute and deliver any and all further instruments and documents and take all such other action as the Bank may deem necessary or desirable to maintain in favor of the Bank, liens and insurance rights on the collateral required to be delivered hereby that are duly perfected in accordance with the requirements hereof, all other documents executed in connection herewith and all applicable laws. 10. HAZARDOUS SUBSTANCES 10.1 Indemnity Regarding Hazardous Substances. The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank's counsel) or loss directly or indirectly arising out of or resulting from any of the following: (a) Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property collateral securing this Agreement (the "Real Property"), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources. (b) Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower's property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral. Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower's own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower. The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower's obligations to the Bank under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings. 10.2 Representation and Warranty Regarding Hazardous Substances. The Borrower represents and warrants that to its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except as the Borrower has disclosed to the Bank in writing prior to the date of this Agreement. 10.3 Compliance Regarding Hazardous Substances. The Borrower has complied, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”), except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property. The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

24 CHAR1\1841012v6 10.4 Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that the Borrower or the Real Property is subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance, that could reasonably be expected to have a Material Adverse Effect. 10.5 Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right during normal business hours, after giving reasonable notice to the Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral and (if the Bank has reasonable cause to believe that there has been any violation of Environmental Laws at the Real Property), taking and removing environmental samples, and conducting tests on any part of the Real Property. The Bank shall not perform any invasive testing in the Real Property without the Borrower’s prior written consent and, if such consent is granted, will share the results of such test with the Borrower. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower’s use of the Real Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank. 10.6 Unsecured Obligation. Notwithstanding any provision in the deed of trust or mortgage encumbering the Real Property, the Borrower's obligations to the Bank under this Article are not secured by the Real Property. 10.7 Definition of Hazardous Substances. "Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. 11. DEFAULT AND REMEDIES If any of the following events of default occurs (each, an “Event of Default”), the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by

25 CHAR1\1841012v6 Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately. 11.1 Failure to Pay. The Borrower fails to make a payment under this Agreement within three (3) days after the date when due. 11.2 Other Bank Agreements. (a) (i) Any default beyond applicable notice and cure periods occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, subordination agreement, mortgage or other collateral agreement; (ii) the Borrower purports to revoke or disavow any collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by the Borrower is false in any material respect when made or deemed to be made; or (iv) any default beyond applicable notice and cure periods occurs under any other agreement the Borrower has with the Bank or any affiliate of the Bank. 11.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed if the default is not cured within thirty (30) days, provided, however, that such obligation is in excess of $10,000,000 and any cure period applicable thereto has expired. 11.4 False Information. The Borrower has given the Bank false or misleading information or representations. 11.5 Bankruptcy/Receivers. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (and such involuntary petition is not stayed or dismissed within sixty (60) days of its commencement), or the Borrower makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of the Borrower’s business; or the business is terminated, or the Borrower is liquidated or dissolved. 11.6 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement. 11.7 Judgments. Any judgments or arbitration award are entered against the Borrower that are not fully-covered by insurance policies as to which coverage has not been denied; provided, however, (i) such judgments or arbitration awards involve debts or claims against the Borrower in excess of $10,000,000, and (i) either (a) enforcement proceedings are commenced by any creditor upon such judgment or award, or (b) there

26 CHAR1\1841012v6 is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or award, by reason of a pending appeal or otherwise, is not in effect. 11.8 Material Adverse Change. A material adverse change occurs in the Borrower’s business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement. 11.9 Government Action. Any government authority takes action that results in a material impairment in the rights of the Bank in any collateral required hereunder or proceeds thereto or that could have a Material Adverse Effect. 11.10 ERISA Plans. A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs, if such event or events could reasonably be expected, in the judgment of the Bank, to have a Material Adverse Effect. 11.11 Covenants. Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an Event of Default in this Article). If the breach is capable of being remedied, the breach will not be considered an Event of Default for a period of thirty (30) days after the date of the breach. 11.12 Forfeiture. A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith. 11.13 PEF Lease. The PEF Lease expires or has otherwise been terminated and the Borrower has not entered into a new lease with respect to the property subject to the PEF Lease with a tenant reasonably acceptable to the Bank within ninety (90) days from such expiration or termination. 11.14 Conservation Easement. The Borrower defaults beyond applicable notice and cure periods with the terms of any conservation easement affecting any of the real property collateral securing its obligations under this Agreement. 11.15 Water Quality/Amount. The Borrower's water is or is projected to be insufficient in amount or unsuitable in quality to conduct operations as described in the Borrower's most recent budget submitted to and accepted by the Bank and the Borrower elects not to purchase water to cure such insufficiency.

27 CHAR1\1841012v6 12. ENFORCING THIS AGREEMENT; MISCELLANEOUS 12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Bank shall so request, the Borrower and the Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. 12.2 Governing Law. Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of California (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law. 12.3 Venue and Jurisdiction. The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement. 12.4 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan and the related Loan Documents, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower as set forth herein. 12.5 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” The Bank and the Borrower (and any other party to this Agreement) agree that this Dispute Resolution Provision is a material inducement for their entering into this Agreement. (a) Scope. This Dispute Resolution Provision concerns the resolution of any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses (collectively, a “Claim” or “Claims”) between the Bank, on the one hand, and the Borrower, on the other hand (each side being, for the purposes of this Dispute Resolution Provision, a “Party” and the two

28 CHAR1\1841012v6 sides together being the “Parties”), regardless of whether based on federal, state, or local law, statute, ordinance, regulation, contract, common law, or any other source, and regardless of whether foreseen or unforeseen, suspected or unsuspected, or fixed or contingent at the time of this Agreement, including but not limited to Claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement. For the purposes of this Dispute Resolution Provision only, the terms “Bank” or Party or Parties (to the extent referring to or including the Bank) shall include any parent corporation, subsidiary or affiliate of the Bank. (b) Judicial Reference. Any Claim brought by any Party in a California state court shall be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice of the California state court system. The referee(s) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee(s) shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 640. The referee(s) shall hear and determine all issues relating to the Claim, whether of fact or of law, and shall do so in accordance with the laws of the Governing Law State and the California rules of evidence and civil procedure, and shall report a statement of decision. The referee(s) shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable and legal orders that will be binding on the parties, and rule on any motion which would be authorized in court litigation, including without limitation motions to dismiss, for summary judgment, or for summary adjudication. The referee(s) shall award legal fees and costs (including the fees of the referee(s)) relating to the judicial reference proceeding, and to any related litigation or arbitration, in accordance with the terms of this Agreement. The award that results from the decision of the referee(s) shall be entered as a judgment in the court that appointed the referee(s), in accordance with the provisions of California Code of Civil Procedure Sections 644(a). Pursuant to California Code of Civil Procedure Sections 645, the parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law. (c) Arbitration Provisions. The Parties agree that judicial reference pursuant to Subsection (b) above is the preferred method of dispute resolution of all Claims, when available. The Parties therefore agree that injunctive relief, including a temporary restraining order, without the posting of any bond or security, shall be appropriate to enjoin the prosecution of any arbitration proceeding where the Claims at issue become subject to (and as long as they remain subject to) judicial reference pursuant to Subsection (b) above, provided that a Party moves for such relief within thirty (30) days of its receipt of a demand for arbitration of a Claim. However, with respect to any Claim brought in a forum other than a California state court, or brought in a California state court but judicial reference pursuant to Subsection (b) above is not available or enforced by the court, the arbitration provisions in this Subsection (c) (collectively, the “Arbitration Provisions”) shall apply to the Claim. In addition, if either of the Parties serves demand for arbitration of a Claim in accordance with these Arbitration Provisions, and the other Party does not move to enjoin the arbitration proceeding within thirty (30) days of receipt of the demand, the right to judicial reference shall be waived and the Claim shall remain subject to these Arbitration Provisions thereafter. The inclusion of these Arbitration Provisions in this Agreement shall not otherwise be deemed as any limitation or waiver of the judicial reference provisions. The Arbitration Provisions are as follows: (i) For any Claim for which these Arbitration Provisions apply (as defined in the immediately preceding paragraph), the Parties agree that at the request of any Party to this Agreement, such Claim shall be resolved by binding arbitration. The Claims shall be governed by the laws of the Governing Law State without regard to its conflicts of law principles. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Act”), shall apply to the construction, interpretation, and enforcement of these Arbitration Provisions, as well as to the confirmation of or appeal from any arbitration award.

29 CHAR1\1841012v6 (ii) Arbitration proceedings will be determined in accordance with the Act, the then-current Commercial Finance rules and procedures of the American Arbitration Association or any successor thereof (“AAA”) (or any successor rules for arbitration of financial services disputes), and the terms of these Arbitration Provisions. In the event of any inconsistency, the terms of these Arbitration Provisions shall control. The arbitration shall be administered by the Parties and not the AAA and shall be conducted, unless otherwise required by law, at a location selected solely by the Bank in any U.S. state where real or tangible personal property collateral for this credit is located or where the Borrower has a place of business. If there is no such state, the Bank shall select a location in the Governing Law State. (iii) If aggregate Claims are One Million Dollars ($1,000,000) or less: (A) All issues shall be heard and determined by one neutral arbitrator. The arbitrator shall have experience with commercial financial services disputes and, if possible, prior judicial experience, and shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by the Bank. If the AAA “Arbitrator Select: List and Appointment” process is unavailable, the Bank shall initiate any successor process offered by the AAA or a similar process offered by any other nationally recognized alternative dispute resolution organization. (B) Unless the arbitrator has a dispositive motion under advisement or unforeseeable and unavoidable conflicts arise (as determined by the arbitrator), all arbitration hearings shall commence within ninety (90) days of the appointment of the arbitrator, and under any circumstances the award of the arbitrator shall be issued within one hundred twenty (120) days of the appointment of the arbitrator. (C) A Party shall be entitled to take no more than two (2) fact depositions, one or both of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery. (D) There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed twenty (20) in number, including subparts. The requests shall be served within forty-five (45) days of the appointment of the arbitrator and shall be responded to within twenty-one (21) days of service. (iv) If aggregate Claims exceed One Million Dollars ($1,000,000): (A) The issues shall be heard and determined by one neutral arbitrator selected as above unless either Party requests that all issues be heard and determined by three (3) neutral arbitrators. In that event, each Party shall select an arbitrator with experience with commercial financial services disputes, and the two arbitrators shall select a third arbitrator, who shall have prior judicial experience. If the arbitrators cannot agree, the third arbitrator shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by the Bank. (B) Unless the arbitrator(s) have a dispositive motion under advisement or other good cause is shown (as determined by the arbitrator(s)), all arbitration hearings shall commence within one hundred twenty (120) days of the appointment of the arbitrator(s), and under any circumstances the award of the arbitrator(s) shall be

30 CHAR1\1841012v6 issued within one hundred eighty (180) days of the appointment of the arbitrator(s). (C) A Party shall be entitled to take no more than five (5) fact depositions, one or more of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery. (D) There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed thirty (30) in number, including subparts. The requests shall be served within forty-five (45) days of the appointment of the arbitrator(s) and shall be responded to within twenty-one (21) days of service. (v) Where a Party intends to rely upon the testimony of an expert on an issue for which the Party bears the burden of proof, the expert(s) must be disclosed within thirty (30) days following the appointment of the arbitrator(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B). The arbitrator(s) shall exclude any expert not disclosed strictly in accordance herewith. The other Party shall have the right within thirty (30) days thereafter to take the deposition of the expert(s) (upon payment of the expert’s reasonable fees for the in-deposition time), and to identify rebuttal expert(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B). (vi) The arbitrator(s) shall consider and rule on motions by the Parties to dismiss for failure to state a claim; to compel; and for summary judgment, in a manner substantively consistent with the corresponding Federal Rules of Civil Procedure. The arbitrator(s) shall enforce the “Apex” doctrine with regard to requested depositions of high-ranking executives of both Parties. The arbitrator(s) shall exclude any Claim not asserted within thirty (30) days following the demand for arbitration. This shall not prevent a Party from revising the calculation of damages on any existing theory. All discovery shall close at least one (1) week before any scheduled hearing date, and all hearing exhibits shall have been exchanged by the same deadline or they shall not be given weight by the arbitrator(s). (vii) The arbitrator(s) will give effect to applicable statutes of limitation in determining any Claim and shall dismiss the Claim if it is barred by the statutes of limitation. For purposes of the application of any statutes of limitation, the service of a written demand for arbitration or counterclaim pursuant to the Notices provision of this Agreement is the equivalent of the filing of a lawsuit. At the request of any Party made at any time, including at confirmation of an award, the resolution of a statutes of limitation defense to any Claim shall be decided de novo by a court of competent jurisdiction rather than by the arbitrator(s). Otherwise, any dispute concerning these Arbitration Provisions or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as otherwise set forth in this Dispute Resolution Provision. (viii) The arbitrator(s) shall have the power to award legal fees and costs relating to the arbitration proceeding and any related litigation or arbitration, pursuant to the terms of this Agreement. The arbitrator(s) shall provide a written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced. (ix) The filing of a court action is not intended to constitute a waiver of the right of any Party, including the suing Party, thereafter to require submittal of the Claims to arbitration, unless the Party fails to make such demand for arbitration within ninety (90) days following the filing of the court action.

31 CHAR1\1841012v6 (x) The arbitration proceedings shall be private. All documents, transcripts, and filings received by any Party shall not be disclosed by the recipient to any third parties other than attorneys, accountants, auditors, and financial advisors acting in the course of their representation, or as otherwise ordered by a court of competent jurisdiction. Any award also shall be kept confidential, although this specific requirement shall be void once the award must be submitted to a court for enforcement. The Parties agree that injunctive relief, including a temporary restraining order, from a trial court is the appropriate relief for breach of this paragraph, and they waive any security or the posting of a bond as a requirement for obtaining such relief. (d) Self-Help. This Dispute Resolution Provision does not limit the right of any Party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. (e) Class Action Waiver. Any arbitration or court trial (whether before a judge or jury or pursuant to judicial reference) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). THE CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The Parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the Parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the Parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED. (f) Jury Waiver. By agreeing to judicial reference or binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit the provisions hereof, to the extent any Claim is not submitted to judicial reference or arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY JUDICIAL REFERENCE, BY ARBITRATION, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS DISPUTE RESOLUTION PROVISION IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (iii) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE. 12.6 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

32 CHAR1\1841012v6 12.7 Expenses. (a) The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower that are paid, incurred or advanced by the Bank. (b) The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from (A) the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual and (B) the Bank’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that the Bank reasonably believes is made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents. (c) The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity. 12.8 Set-Off. Upon and after the occurrence and during the continuance of an Event of Default, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank. 12.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the

33 CHAR1\1841012v6 subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. 12.10 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing (any such notice a “Written Notice”). Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. In lieu of a Written Notice, notices and/or communications from the Bank to the Borrower may, to the extent permitted by law, be delivered electronically (i) by transmitting the communication to the electronic address provided by the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, or (ii) by posting the communication on a website and sending the Borrower a notice to the Borrower’s postal address or electronic address telling the Borrower that the communication has been posted, its location, and providing instructions on how to view it (any such notice, an “Electronic Notice”). Electronic Notices shall be effective when the communication, or a notice advising of its posting to a website, is sent to the Borrower’s electronic address. 12.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement. 12.12 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower as is consistent with the Bank's policies and practices from time to time in effect. 12.13 Customary Advertising Material. The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower. 12.14 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement and any document executed in connection with this Agreement (collectively, “Loan Documents”) provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

34 CHAR1\1841012v6 (a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. (b) As used in this paragraph, the following terms have the following meanings: “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party. “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. 12.15 Amendments. This Agreement may only be amended by a writing signed by the parties hereto; which, to the extent expressly agreed to by the Bank in its discretion, may include being amended by an Electronic Record signed by the parties hereto using Electronic Signatures pursuant to the terms of this Agreement. 12.16 Electronic Records and Signatures.

35 CHAR1\1841012v6 This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Bank’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. 12.17 Conversion to Paper Original. At the Bank’s discretion the authoritative electronic copy of this Agreement ("Authoritative Copy") may be converted to paper and marked as the original by the Bank (the "Paper Original"). Unless and until the Bank creates a Paper Original, the Authoritative Copy of this Agreement: (1) shall at all times reside in a document management system designated by the Bank for the storage of authoritative copies of electronic records, and (2) is held in the ordinary course of business. In the event the Authoritative Copy is converted to a Paper Original, the parties hereto acknowledge and agree that: (1) the electronic signing of this Agreement also constitutes issuance and delivery of the Paper Original, (2) the electronic signature(s) associated with this Agreement, when affixed to the Paper Original, constitutes legally valid and binding signatures on the Paper Original, and (3) the Borrower’s obligations will be evidenced by the Paper Original after such conversion. 12.18 Price Forecasts. The Borrower acknowledges that all commodity price forecasts furnished by the Bank to the Borrower represent the Bank's estimate as to possible future commodity prices. Actual future prices may vary greatly from the Bank's projections for many reasons which are not within the Bank's control. The Bank makes no representation or warranty as to the accuracy of any commodity price forecasts prepared by the Bank. 12.19 No Future Commitment.

36 CHAR1\1841012v6 The Borrower acknowledges that the Bank has made no commitment to extend any additional credit to the Borrower or to continue the credit provided hereunder after this Agreement expires or is terminated as provided herein. 12.20 Review of Budgets. The Borrower has furnished the Bank with information on the Borrower's operations. Such information has been used by the Bank in preparing budgets, if any, with respect to the Borrower's operations. The Borrower has reviewed and will review any budgets prepared by the Bank with respect to the Borrower and has determined that all such current budgets are accurate and complete. With respect to budgets prepared by the Bank in the future, if any, the Borrower will inform the Bank promptly if any part of any such budget is inaccurate or incomplete. The Borrower acknowledges that the Bank is relying on the accuracy and completeness of all information furnished to the Bank for such budgets in determining the amount and type of credit to be extended by the Bank to the Borrower.

Signature Page The Borrower executed this Agreement as of the date stated at the top of the first page. Bank: Bank of America, NA. By: ___________________________________________ Brion Francom, SVP Borrower: Tejon Ranchcorp By:_______________________ Allen E. Lyda, Executi Vice President, Chief Operating Officer Chief Financial Officer, Treasure and Assistant Secretary Prepared by: Moore & Van Allen PLLC Address where notices to Address where notices to the Bank are to be sent: the Borrower are to be sent: Bank of America Tejon Ranchcorp Gateway Village-900 Building 4436 Lebec Road NC1-026-06-06 Lebec, CA 93243 900 W. Trade St Charlotte, NC 28255 California Waiver of Prepayment Right Waiver of Prepayment Right. By its signature below, the Borrower waives any right, under California Civil Code Section 2954.10 or otherwise, to prepay any portion of the outstanding principal balance under this Agreement without a prepayment fee to the extent required above. The Borrower acknowledges that prepayment of the principal balance may result in the Bank incurring additional losses, costs, expenses and liabilities, including lost revenue and lost profits. The Borrower therefore agrees to pay a prepayment fee to the extent described above if any principal amount is prepaid, whether voluntarily or by reason of acceleration, including acceleration upon any sale or other transfer of any interest in the real property collateral. The Borrower further agrees that the Bank’s willingness to offer the interest rate described above to the Borrower is sufficient and independent consideration, given individual weight by the Bank, for this waiver. The Borrower understands that the Bank would not offer such an interest rate to the Borrower absent this waiver. 37 CHAR1\1841012v6

Borrower: Tejon Ranchcorp By:______________________ Allen E. Lyda, Executiv Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Assistant Secretary USA Patriot Act Notice. Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully. (1) USA PATRIOT ACT NOTICE Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons. TEJON RANCHCORP CREDIT AGREEMENT

39 CHAR1\1841012v6 SCHEDULE A FEES (a) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the Event of Default. (b) Returned Payment Fee. The Bank, in its discretion, may collect from the Borrower a returned payment fee each time a payment is returned or if there are insufficient funds in the designated account when a payment is attempted through automatic payment. (c) Letter of Credit Fees. Unless otherwise agreed in writing, the Borrower agrees to pay to the Bank, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. (d) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.10% per year. This fee is due on October 1, 2022, and on the first day of each following fiscal quarter until the expiration of the availability period.

ANNEX A

LIST OF PLEDGED REAL PROPERTIES

<u>Ranch 1</u>

238-390-06
238-390-14

<u>Ranch 2</u>

241-300-01
241-300-02
241-300-03
241-300-04
241-300-05
241-300-07
241-300-08
241-300-09
241-300-10
241-300-12
241-300-14
241-310-01
241-310-02
241-310-03
241-310-09
241-310-11
241-310-12
241-310-13
241-310-16
241-310-18
241-310-20
241-310-22
241-380-01
241-380-02
241-380-03
241-380-04
241-380-05
241-380-06
241-380-07
241-380-08
241-380-09
241-380-10
241-390-02
241-390-03
241-390-04
241-390-05
241-390-06
241-390-11

<u>Ranch 5</u>

402-150-05

<u>Ranch 6</u>

402-140-04

40

CHAR1\1841012v6

41 CHAR1\1841012v6 402-140-05 402-140-07 402-140-08 402-140-09 402-140-10 402-140-11 402-140-12 402-140-13 402-140-14 Ranch 7 402-130-04 402-130-05 402-130-06 402-130-10 402-130-11 Pastoria Power Plant Property 39789 Edmonston Pumping Plant Road, Lebec, California

Exhibit A

Period	Start Date	End Date	Notional	Amortization
1	Closing	8/5/2022	49,080,000.00	123,542.00
2	8/5/2022	9/5/2022	48,956,458.00	123,542.00
3	9/5/2022	10/5/2022	48,832,916.00	123,542.00
4	10/5/2022	11/5/2022	48,709,374.00	123,542.00
5	11/5/2022	12/5/2022	48,585,832.00	123,542.00
6	12/5/2022	1/5/2023	48,462,290.00	123,542.00
7	1/5/2023	2/5/2023	48,338,748.00	123,542.00
8	2/5/2023	3/5/2023	48,215,206.00	123,542.00
9	3/5/2023	4/5/2023	48,091,664.00	123,542.00
10	4/5/2023	5/5/2023	47,968,122.00	123,542.00
11	5/5/2023	6/5/2023	47,844,580.00	123,542.00
12	6/5/2023	7/5/2023	47,721,038.00	123,542.00
13	7/5/2023	8/5/2023	47,597,496.00	129,733.00
14	8/5/2023	9/5/2023	47,467,763.00	129,733.00
15	9/5/2023	10/5/2023	47,338,030.00	129,733.00
16	10/5/2023	11/5/2023	47,208,297.00	129,733.00
17	11/5/2023	12/5/2023	47,078,564.00	129,733.00
18	12/5/2023	1/5/2024	46,948,831.00	129,733.00
19	1/5/2024	2/5/2024	46,819,098.00	129,733.00
20	2/5/2024	3/5/2024	46,689,365.00	129,733.00
21	3/5/2024	4/5/2024	46,559,632.00	129,733.00
22	4/5/2024	5/5/2024	46,429,899.00	129,733.00
23	5/5/2024	6/5/2024	46,300,166.00	129,733.00
24	6/5/2024	7/5/2024	46,170,433.00	129,733.00
25	7/5/2024	8/5/2024	46,040,700.00	136,235.00
26	8/5/2024	9/5/2024	45,904,465.00	136,235.00
27	9/5/2024	10/5/2024	45,768,230.00	136,235.00
28	10/5/2024	11/5/2024	45,631,995.00	136,235.00
29	11/5/2024	12/5/2024	45,495,760.00	136,235.00
30	12/5/2024	1/5/2025	45,359,525.00	136,235.00
31	1/5/2025	2/5/2025	45,223,290.00	136,235.00
32	2/5/2025	3/5/2025	45,087,055.00	136,235.00
33	3/5/2025	4/5/2025	44,950,820.00	136,235.00
34	4/5/2025	5/5/2025	44,814,585.00	136,235.00
35	5/5/2025	6/5/2025	44,678,350.00	136,235.00
36	6/5/2025	7/5/2025	44,542,115.00	136,235.00
37	7/5/2025	8/5/2025	44,405,880.00	143,062.00
38	8/5/2025	9/5/2025	44,262,818.00	143,062.00
39	9/5/2025	10/5/2025	44,119,756.00	143,062.00
40	10/5/2025	11/5/2025	43,976,694.00	143,062.00
41	11/5/2025	12/5/2025	43,833,632.00	143,062.00
42	12/5/2025	1/5/2026	43,690,570.00	143,062.00
43	1/5/2026	2/5/2026	43,547,508.00	143,062.00
44	2/5/2026	3/5/2026	43,404,446.00	143,062.00
45	3/5/2026	4/5/2026	43,261,384.00	143,062.00
46	4/5/2026	5/5/2026	43,118,322.00	143,062.00
47	5/5/2026	6/5/2026	42,975,260.00	143,062.00
48	6/5/2026	7/5/2026	42,832,198.00	143,062.00
49	7/5/2026	8/5/2026	42,689,136.00	150,232.00

50	8/5/2026	9/5/2026	42,538,904.00	150,232.00
51	9/5/2026	10/5/2026	42,388,672.00	150,232.00
52	10/5/2026	11/5/2026	42,238,440.00	150,232.00
53	11/5/2026	12/5/2026	42,088,208.00	150,232.00
54	12/5/2026	1/5/2027	41,937,976.00	150,232.00
55	1/5/2027	2/5/2027	41,787,744.00	150,232.00
56	2/5/2027	3/5/2027	41,637,512.00	150,232.00
57	3/5/2027	4/5/2027	41,487,280.00	150,232.00
58	4/5/2027	5/5/2027	41,337,048.00	150,232.00
59	5/5/2027	6/5/2027	41,186,816.00	150,232.00
60	6/5/2027	7/5/2027	41,036,584.00	150,232.00
61	7/5/2027	8/5/2027	40,886,352.00	157,761.00
62	8/5/2027	9/5/2027	40,728,591.00	157,761.00
63	9/5/2027	10/5/2027	40,570,830.00	157,761.00
64	10/5/2027	11/5/2027	40,413,069.00	157,761.00
65	11/5/2027	12/5/2027	40,255,308.00	157,761.00
66	12/5/2027	1/5/2028	40,097,547.00	157,761.00
67	1/5/2028	2/5/2028	39,939,786.00	157,761.00
68	2/5/2028	3/5/2028	39,782,025.00	157,761.00
69	3/5/2028	4/5/2028	39,624,264.00	157,761.00
70	4/5/2028	5/5/2028	39,466,503.00	157,761.00
71	5/5/2028	6/5/2028	39,308,742.00	157,761.00
72	6/5/2028	7/5/2028	39,150,981.00	157,761.00
73	7/5/2028	8/5/2028	38,993,220.00	165,667.00
74	8/5/2028	9/5/2028	38,827,553.00	165,667.00
75	9/5/2028	10/5/2028	38,661,886.00	165,667.00
76	10/5/2028	11/5/2028	38,496,219.00	165,667.00
77	11/5/2028	12/5/2028	38,330,552.00	165,667.00
78	12/5/2028	1/5/2029	38,164,885.00	165,667.00
79	1/5/2029	2/5/2029	37,999,218.00	165,667.00
80	2/5/2029	3/5/2029	37,833,551.00	165,667.00
81	3/5/2029	4/5/2029	37,667,884.00	165,667.00
82	4/5/2029	5/5/2029	37,502,217.00	165,667.00
83	5/5/2029	6/5/2029	37,336,550.00	165,667.00
84	6/5/2029	7/5/2029	37,170,883.00	165,667.00
85	7/5/2029	8/5/2029	37,005,216.00	173,969.00
86	8/5/2029	9/5/2029	36,831,247.00	173,969.00
87	9/5/2029	10/5/2029	36,657,278.00	173,969.00
88	10/5/2029	11/5/2029	36,483,309.00	173,969.00
89	11/5/2029	12/5/2029	36,309,340.00	173,969.00
90	12/5/2029	1/5/2030	36,135,371.00	173,969.00
91	1/5/2030	2/5/2030	35,961,402.00	173,969.00
92	2/5/2030	3/5/2030	35,787,433.00	173,969.00
93	3/5/2030	4/5/2030	35,613,464.00	173,969.00
94	4/5/2030	5/5/2030	35,439,495.00	173,969.00
95	5/5/2030	6/5/2030	35,265,526.00	173,969.00
96	6/5/2030	7/5/2030	35,091,557.00	173,969.00
97	7/5/2030	8/5/2030	34,917,588.00	182,688.00
98	8/5/2030	9/5/2030	34,734,900.00	182,688.00
99	9/5/2030	10/5/2030	34,552,212.00	182,688.00
100	10/5/2030	11/5/2030	34,369,524.00	182,688.00
101	11/5/2030	12/5/2030	34,186,836.00	182,688.00

102	12/5/2030	1/5/2031	34,004,148.00	182,688.00
103	1/5/2031	2/5/2031	33,821,460.00	182,688.00
104	2/5/2031	3/5/2031	33,638,772.00	182,688.00
105	3/5/2031	4/5/2031	33,456,084.00	182,688.00
106	4/5/2031	5/5/2031	33,273,396.00	182,688.00
107	5/5/2031	6/5/2031	33,090,708.00	182,688.00
108	6/5/2031	7/5/2031	32,908,020.00	182,688.00
109	7/5/2031	8/5/2031	32,725,332.00	191,843.00
110	8/5/2031	9/5/2031	32,533,489.00	191,843.00
111	9/5/2031	10/5/2031	32,341,646.00	191,843.00
112	10/5/2031	11/5/2031	32,149,803.00	191,843.00
113	11/5/2031	12/5/2031	31,957,960.00	191,843.00
114	12/5/2031	1/5/2032	31,766,117.00	191,843.00
115	1/5/2032	2/5/2032	31,574,274.00	191,843.00
116	2/5/2032	3/5/2032	31,382,431.00	191,843.00
117	3/5/2032	4/5/2032	31,190,588.00	191,843.00
118	4/5/2032	5/5/2032	30,998,745.00	191,843.00
119	5/5/2032	6/5/2032	30,806,902.00	191,843.00
120	6/5/2032	6/28/2032	30,615,059.00	30,615,059.00